UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

(571) 382-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, the expected restatement, the delayed availability of Tier Technologies, Inc.’s (“Tier” or the “Company”) financial statements for the fiscal year ended September 30, 2005, and the anticipated loss for the quarter ended September 30, 2005, constituted events of default under the revolving credit agreement between the Company and its lender, City National Bank (“CNB”). In addition, the Company incurred similar events of default for the quarter ended December 31, 2005.

To address these events of default, the Company and its wholly owned subsidiaries, Official Payments Corporation and EPOS Corporation, entered into an Amended and Restated Credit and Security Agreement (the “Agreement”) with CNB on March 6, 2006. The Agreement, which amends and restates the original agreement signed by the Company and CNB on January 29, 2003, made a number of significant changes including the termination a $15 million revolving credit facility, the reduction of financial reporting covenants and the elimination of financial ratio covenants. The March 6, 2006 agreement provides that Tier may obtain up to $15 million of letters of credit and also grants CNB a perfected security interest in Cash Collateral in an amount equal to all issued and to be issued Letters of Credit. Currently, Tier is in compliance with all the terms and conditions of the amended Agreement.

As of March 6, 2006, the Company has approximately $1.9 million outstanding letters of credit under the Agreement, which are fully collateralized by first priority liens and security interests in our assets. The Company primarily uses the credit to secure performance bonds and to meet leased facility requirements.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/s/ David E. Fountain
	Name:	David E. Fountain
	Title:	Chief Financial Officer

Date: March 8, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release

99.2	Amended and Restated Credit and Security Agreement